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                           SULLIVAN & WORCESTER LLP

   IN WASHINGTON, D.C.          ONE POST OFFICE SQUARE        IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W. BOSTON, MASSACHUSETTS 02109     767 THIRD AVENUE
 WASHINGTON, D.C. 20036            (617) 338-2800                 NEW YORK,
     (202) 775-8190             FAX NO. 617-338-2880           NEW YORK 10017
  FAX NO. 202-293-2275                                         (212) 486-8200
                                                           FAX NO. 212-758-2151

                                                              February 10, 1998

American Tower Systems Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

  In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Systems Corporation, a Delaware Corporation ("American Tower"), of 32,000,000 shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American Tower's registration statement on Form S-4 (the "Registration Statement"). The Shares will be offered as consideration under the Agreement and Plan of Merger, dated as of December 12, 1997, as may be amended from time to time (the "Merger Agreement"), by and among American Tower and American Tower Corporation, a Delaware corporation ("ATC"), pursuant to which ATC will be merged with and into American Tower.

  We have acted as counsel to American Tower in connection with the preparation of the Registration Statement and the Merger Agreement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, corporate records, certificates and statements of officers and accountants of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

  The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 200,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and 10,000,000 shares of Class C Common Stock, par value $.01 per share (the "Class C Common Stock" and, collectively with the Class A Common Stock and the Class B Common Stock, the "Common Stock").

  Based on and subject to the foregoing, we are of the opinion that the Shares, when sold as in accordance with the terms of the Merger Agreement and upon the acceptance of the filing of the Certificates of Merger by the Secretary of State of the State of Delaware, will be validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Validity of the Shares." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          SULLIVAN & WORCESTER LLP